Exhibit 99.1

Bank of the Ozarks, Inc. Announces Second Quarter 2013 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 11, 2013--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended June 30, 2013 was $20.4 million, a 6.8% increase from $19.1 million for the second quarter of 2012. Diluted earnings per common share for the second quarter of 2013 were $0.57, a 3.6% increase from $0.55 for the second quarter of 2012.

For the six months ended June 30, 2013, net income totaled $40.4 million, an 8.9% increase from net income of $37.1 million for the first six months of 2012. Diluted earnings per common share for the first six months of 2013 were $1.13, a 6.6% increase from $1.06 for the first six months of 2012.

The Company’s annualized returns on average assets and average common stockholders’ equity for the second quarter of 2013 were 2.08% and 15.50%, respectively, compared to 2.04% and 17.07%, respectively, for the second quarter of 2012. Annualized returns on average assets and average common stockholders’ equity for the first six months of 2013 were 2.07% and 15.63%, respectively, compared to 1.97% and 16.91%, respectively, for the first six months of 2012.

Loans and leases, excluding loans covered by FDIC loss share agreements (“covered loans”) and purchased loans not covered by loss share (“purchased non-covered loans”) were $2.44 billion at June 30, 2013, a 23.5% increase from $1.98 billion at June 30, 2012. Including covered loans and purchased non-covered loans, total loans and leases were $2.96 billion at June 30, 2013, a 9.7% increase from $2.69 billion at June 30, 2012.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “Our capabilities to generate loan and lease growth were evident in our second quarter results. Our balance of loans and leases outstanding, excluding covered loans and purchased non-covered loans, increased $286 million in the quarter just ended. Our unfunded balance of closed loans increased $146 million during the second quarter, growing from $789 million at March 31, 2013 to $935 million at June 30, 2013. These are noteworthy results given current economic and competitive conditions.”

Deposits were $2.98 billion at June 30, 2013, a 6.3% increase compared to $2.81 billion at June 30, 2012.

Total assets were $4.04 billion at June 30, 2013, a 7.4% increase compared to $3.76 billion at June 30, 2012.

Common stockholders’ equity was $531 million at June 30, 2013, a 15.6% increase from $460 million at June 30, 2012. Book value per common share was $14.99 at June 30, 2013, a 12.8% increase from $13.29 at June 30, 2012. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale. As a result of increases in market interest rates on many debt securities during the second quarter of 2013, at June 30, 2013 the Company’s unrealized gains and losses on investment securities available for sale, net of applicable taxes, were a negative $0.9 million compared to a positive $9.0 million at March 31, 2013. At June 30, 2012, unrealized gains and losses on investment securities available for sale, net of applicable taxes, were a positive $11.5 million.

The Company’s ratio of common stockholders’ equity to total assets was 13.13% at June 30, 2013, an increase compared to 12.21% at June 30, 2012, but a decrease compared to 13.25% at March 31, 2013. Its ratio of tangible common stockholders’ equity to tangible total assets was 12.90% at June 30, 2013, an increase compared to 11.95% at June 30, 2012, but a decrease compared to 13.00% at March 31, 2013. The decrease in both ratios from March 31, 2013 to June 30, 2013 was primarily due to the fact that the change in unrealized gains and losses on investment securities available for sale reduced the Company’s growth in common stockholders’ equity and tangible common stockholders’ equity during the quarter just ended.

NET INTEREST INCOME

Net interest income for the second quarter of 2013 increased 2.8% to $43.5 million compared to $42.3 million for the second quarter of 2012, but decreased 1.5% compared to $44.1 million for the first quarter of 2013. Net interest margin, on a fully taxable equivalent (“FTE”) basis, decreased 28 basis points to 5.56% in the second quarter of 2013 compared to 5.84% in the second quarter of 2012, and decreased 27 basis points compared to 5.83% in the first quarter of 2013. Average earning assets increased to $3.29 billion for the second quarter of 2013 compared to $3.06 billion for the second quarter of 2012 and $3.21 billion for the first quarter of 2013.

Net interest income for the first six months of 2013 was $87.6 million, a 1.7% increase from $86.1 million for the first six months of 2012. The Company’s net interest margin (“FTE”) for the first six months of 2013 was 5.68%, a 23 basis point decrease from 5.91% for the first six months of 2012. Average earning assets increased to $3.26 billion for the first six months of 2013 compared to $3.08 billion for the first six months of 2012.

NON-INTEREST INCOME

Non-interest income for the second quarter of 2013 increased 20.9% to $19.0 million compared to $15.7 million for the second quarter of 2012. Non-interest income for the first six months of 2013 increased 19.7% to $35.3 million from $29.5 million for the first six months of 2012.

Service charges on deposit accounts increased 3.4% to a record $5.07 million in the second quarter of 2013 compared to $4.91 million in the second quarter of 2012. Service charges on deposit accounts were $9.80 million in the first six months of 2013, a 2.0% increase from $9.60 million in the first six months of 2012.

Mortgage lending income increased 23.7% to $1.64 million in the second quarter of 2013 compared to $1.33 million in the second quarter of 2012, but decreased 5.6% from $1.74 million in the first quarter of 2013. Mortgage lending income was $3.38 million in the first six months of 2013, a 39.3% increase from $2.43 million in the first six months of 2012.

Trust income for the second quarter of 2013 decreased 2.6% to $0.87 million compared to $0.89 million for the second quarter of 2012, and decreased 2.0% from $0.88 million in the first quarter of 2013. Trust income was $1.75 million in the first six months of 2013, a 5.2% increase from $1.66 million in the first six months of 2012.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $2.48 million in the second quarter of 2013, an increase of 21.9% compared to $2.04 million in the second quarter of 2012. For the first six months of 2013, income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $4.87 million, an increase of 12.3% compared to $4.34 million in the first six months of 2012.

Other income from loss share and purchased non-covered loans was $3.69 million in the second quarter of 2013, an increase of 15.4% compared to $3.20 million in the second quarter of 2012. For the first six months of 2013, other income from loss share and purchased non-covered loans was $5.84 million, an increase of 12.8% compared to $5.18 million in the first six months of 2012.

Net gains on sales of other assets were $3.11 million in the second quarter of 2013 compared to $1.40 million in the second quarter of 2012. Net gains on sales of other assets were $5.08 million in the first six months of 2013 compared to $2.95 million in the first six months of 2012.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2013 increased 9.6% to $29.9 million compared to $27.3 million for the second quarter of 2012, and increased 2.3% from $29.2 million in the first quarter of 2013. The Company’s efficiency ratio for the second quarter of 2013 was 46.3% compared to 45.4% for the second quarter of 2012 and 46.8% for the first quarter of 2013.

Non-interest expense for the first six months of 2013 was $59.1 million, a 5.8% increase from $55.9 million for the first six months of 2012. The Company’s efficiency ratio was 46.5% for both the first six months of 2013 and the first six months of 2012.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed assets covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. At June 30, 2013, the carrying value of covered loans was $481 million, foreclosed assets covered by loss share was $46 million and the FDIC loss share receivable was $113 million. At June 30, 2012, the carrying value of covered loans was $712 million, foreclosed assets covered by loss share was $65 million and the FDIC loss share receivable was $209 million.

Purchased non-covered loans include a small volume of non-covered loans acquired in FDIC-assisted acquisitions and loans acquired in the December 31, 2012 acquisition of Genala Banc, Inc. Purchased non-covered loans that contain evidence of credit deterioration on the date of purchase are initially recorded at fair value and are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. Other purchased non-covered loans are initially recorded at fair value on the date of purchase and are presented in the Company’s financial reports at their initial fair value, adjusted for subsequent advances, pay downs, amortization or accretion of any premium or discount on purchase, charge-offs and any other adjustment to carrying value. The carrying value of purchased non-covered loans was $31.0 million at June 30, 2013 compared to $3.0 million at June 30, 2012.

Excluding covered loans and purchased non-covered loans, nonperforming loans and leases as a percent of total loans and leases increased to 0.65% at June 30, 2013 compared to 0.49% at June 30, 2012 and 0.40% at March 31, 2013.

Excluding covered loans, purchased non-covered loans and foreclosed assets covered by loss share, nonperforming assets as a percent of total assets increased to 0.66% at June 30, 2013 compared to 0.63% at June 30, 2012 and 0.50% at March 31, 2013.

Excluding covered loans and purchased non-covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 0.74% at June 30, 2013, unchanged from 0.74% at June 30, 2012, but an increase from 0.56% at March 31, 2013.

The Company’s net charge-offs for the second quarter of 2013 decreased to $1.7 million compared to $2.8 million for the second quarter of 2012 and $3.0 million for the first quarter of 2013. The Company’s net charge-offs for the second quarter of 2013 included $0.6 million for non-covered loans and leases and $1.1 million for covered loans. The Company’s net charge-offs for the second quarter of 2012 included $0.8 million for non-covered loans and leases and $2.0 million for covered loans. The Company’s net charge-offs for the first quarter of 2013 included $1.0 million for non-covered loans and leases and $2.0 million for covered loans. Net charge-offs for covered loans are reported net of applicable FDIC loss share receivable amounts.

The Company’s annualized net charge-off ratio for its non-covered loans and leases improved to 0.12% for the second quarter of 2013 compared to 0.18% for the second quarter of 2012 and 0.19% for the first quarter of 2013. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, was 0.25% for the second quarter of 2013 compared to 0.43% for the second quarter of 2012 and 0.45% for the first quarter of 2013.

The Company’s net charge-offs for the first six months of 2013 decreased to $4.8 million compared to $6.4 million for the first six months of 2012. The Company’s net charge-offs for the first six months of 2013 included $1.7 million for non-covered loans and leases and $3.1 million for covered loans. The Company’s net charge-offs for the first six months of 2012 included $3.0 million for non-covered loans and leases and $3.4 million for covered loans.

The Company’s annualized net charge-off ratio for its non-covered loans and leases improved to 0.15% for the first six months of 2013 compared to 0.31% for the first six months of 2012. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, improved to 0.35% for the first six months of 2013 compared to 0.49% for the first six months of 2012.

For the second quarter of 2013, the Company’s provision for loan and lease losses was $2.7 million, which included $1.6 million for non-covered loans and leases and $1.1 million for covered loans. For the second quarter of 2012, the Company’s provision for loan and lease losses was $3.1 million, which included $1.1 million for non-covered loans and leases and $2.0 million for covered loans. For the first six months of 2013, the Company’s provision for loan and lease losses was $5.4 million, which included $2.3 million for non-covered loans and leases and $3.1 million for covered loans. For the first six months of 2012, the Company’s provision for loan and lease losses was $6.1 million, which included $2.7 million for non-covered loans and leases and $3.4 million for covered loans.

The Company’s allowance for loan and lease losses was $39.4 million, or 1.61% of total loans and leases, excluding covered loans and purchased non-covered loans, at June 30, 2013, compared to $38.9 million, or 1.96% of total loans and leases, excluding covered loans and purchased non-covered loans, at June 30, 2012 and $38.4 million, or 1.78% of total loans and leases, excluding covered loans and purchased non-covered loans, at March 31, 2013. The Company had no allowance for covered loans or purchased non-covered loans at June 30, 2013, June 30, 2012 or March 31, 2013.

PROPOSED TRANSACTION

On January 24, 2013, the Company entered into a definitive agreement and plan of merger (the “Agreement”) with The First National Bank of Shelby (“First National Bank”), in Shelby, North Carolina, pursuant to which the Company expects to acquire all of the outstanding common stock of First National Bank and certain real property which is being simultaneously purchased from parties related to First National Bank and on which certain First National Bank offices are located.

Under the terms of the Agreement, each outstanding share of common stock of First National Bank will be converted, at the election of each First National Bank shareholder, into the right to receive shares of the Company’s common stock, plus cash in lieu of any fractional share, or the right to receive cash, all subject to certain conditions and potential adjustments, provided that at least 51% of the merger consideration paid to First National Bank shareholders will consist of shares of the Company’s common stock. The number of Company shares to be issued will be determined based on First National Bank shareholder elections and the Company’s 10-day average closing stock price as of the fifth business day prior to the closing date, provided that, for purpose of determining the price of the Company’s common stock, such stock shall be valued at not less than $27.00 per share and not more than $44.20 per share. Upon the closing of the transaction, which is expected to occur in the third quarter of 2013, First National Bank will merge into the Company’s bank subsidiary. Completion of the transaction is subject to certain closing conditions, including the approval of the shareholders of First National Bank.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This Release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction with First National Bank, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that includes a proxy statement of First National Bank, and that also constitutes a prospectus of the Company. The Company has also filed other documents with the SEC, and may file additional documents with the SEC, with respect to the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents may be found on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company at the Company’s website at http://www.bankozarks.com, under “Investor Relations”, or by contacting Susan Blair, by telephone at (501) 978-2217.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, July 12, 2013. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-401-4669 up to ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1112 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 2060195. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying satisfactory sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into additional FDIC-assisted or traditional acquisitions; problems with integrating or managing acquisitions; opportunities to profitably deploy capital; the ability to achieve growth in loans, leases and deposits, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, including their effect on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2012 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 118 offices, including 66 Arkansas offices, 28 Georgia offices, 13 Texas offices, four Florida offices, three Alabama offices, two North Carolina offices and one office each in South Carolina and New York. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	% Change	2013	2012	% Change
Income statement data:
Net interest income	$43,465	$42,298	2.8%	$87,604	$86,132	1.7%
Provision for loan and lease losses	2,666	3,055	(12.7)	5,394	6,131	(12.0)
Non-interest income	18,987	15,710	20.9	35,344	29,520	19.7
Non-interest expense	29,901	27,282	9.6	59,132	55,889	5.8
Net income available to common stockholders	20,387	19,092	6.8	40,387	37,102	8.9

Common stock data:
Net income per share – diluted	$0.57	$0.55	3.6%	$1.13	$1.06	6.6%
Net income per share – basic	0.58	0.55	5.5	1.14	1.07	6.5
Cash dividends per share	0.17	0.12	41.7	0.32	0.23	39.1
Book value per share	14.99	13.29	12.8	14.99	13.29	12.8
Diluted shares outstanding (thousands)	35,741	34,887		35,671	34,851
End of period shares outstanding (thousands)	35,438	34,594		35,438	34,594

Balance sheet data at period end:
Assets	$4,043,632	$3,764,860	7.4%	$4,043,632	$3,764,860	7.4%
Loans and leases	2,443,342	1,978,701	23.5	2,443,342	1,978,701	23.5
Purchased loans not covered by loss share	31,027	2,983	940.1	31,027	2,983	940.1
Loans covered by loss share	480,752	711,723	(32.5)	480,752	711,723	(32.5)
Allowance for loan and lease losses	39,373	38,862	1.3	39,373	38,862	1.3
Foreclosed assets covered by loss share	46,157	65,405	(29.4)	46,157	65,405	(29.4)
FDIC loss share receivable	112,716	208,758	(46.0)	112,716	208,758	(46.0)
Investment securities	490,748	414,898	18.3	490,748	414,898	18.3
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	5,447	5,946	(8.4)	5,447	5,946	(8.4)
Deposits	2,984,629	2,808,986	6.3	2,984,629	2,808,986	6.3
Repurchase agreements with customers	24,704	31,600	(21.8)	24,704	31,600	(21.8)
Other borrowings	391,690	339,703	15.3	391,690	339,703	15.3
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Common stockholders’ equity	531,125	459,590	15.6	531,125	459,590	15.6
Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	(898)	11,452		(898)	11,452
Loan and lease, including covered loans and purchased non-covered loans, to deposit ratio	99.01%	95.89%		99.01%	95.89%

Selected ratios:
Return on average assets*	2.08%	2.04%		2.07%	1.97%
Return on average common stockholders’ equity*	15.50	17.07		15.63	16.91
Average common equity to total average assets	13.43	11.95		13.25	11.66
Net interest margin – FTE*	5.56	5.84		5.68	5.91
Efficiency ratio	46.34	45.35		46.54	46.54
Net charge-offs to average loans and leases*(1)	0.12	0.18		0.15	0.31
Nonperforming loans and leases to total loans and leases(2)	0.65	0.49		0.65	0.49
Nonperforming assets to total assets(2)	0.66	0.63		0.66	0.63
Allowance for loan and lease losses to total loans and leases(2)	1.61	1.96		1.61	1.96

Other information:
Non-accrual loans and leases(2)	$16,136	$9,832		$16,136	$9,832
Accruing loans and leases – 90 days past due(2)	-	-		-	-
Troubled and restructured loans and leases(2)	-	-		-	-
ORE and repossessions(2)	10,451	13,898		10,451	13,898
Impaired covered loans	52,586	22,758		52,586	22,758
Impaired purchased non-covered loans	-	-		-	-

*Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	9/30/11	12/31/11	3/31/12	6/30/12	9/30/12	12/31/12	3/31/13	6/30/13
Earnings Summary:
Net interest income	$44,336	$45,839	$43,833	$42,298	$44,444	$43,771	$44,139	$43,465
Federal tax (FTE) adjustment	2,256	2,210	2,288	2,151	2,087	2,009	2,020	2,076
Net interest income (FTE)	46,592	48,049	46,121	44,449	46,531	45,780	46,159	45,541
Provision for loan and lease losses	(1,500)	(4,275)	(3,076)	(3,055)	(3,080)	(2,533)	(2,728)	(2,666)
Non-interest income	16,071	12,964	13,810	15,710	14,491	18,848	16,357	18,987
Non-interest expense	(31,800)	(29,339)	(28,607)	(27,282)	(28,682)	(29,891)	(29,231)	(29,901)
Pretax income (FTE)	29,363	27,399	28,248	29,822	29,260	32,204	30,557	31,961
FTE adjustment	(2,256)	(2,210)	(2,288)	(2,151)	(2,087)	(2,009)	(2,020)	(2,076)
Provision for income taxes	(8,220)	(7,604)	(7,950)	(8,584)	(7,883)	(9,519)	(8,526)	(9,506)
Noncontrolling interest	17	(15)	(1)	5	(15)	(9)	(11)	8
Net income available to common stockholders	$18,904	$17,570	$18,009	$19,092	$19,275	$20,667	$20,000	$20,387

Earnings per common share – diluted	$0.55	$0.51	$0.52	$0.55	$0.55	$0.59	$0.56	$0.57

Non-interest Income:
Service charges on deposit accounts	$4,734	$4,936	$4,693	$4,908	$5,000	$4,799	$4,722	$5,074
Mortgage lending income	815	1,147	1,101	1,328	1,672	1,483	1,741	1,643
Trust income	810	811	774	888	865	928	883	865
Bank owned life insurance income	585	580	576	567	598	1,027	1,083	1,104
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	2,861	2,359	2,305	2,035	1,699	1,336	2,392	2,481
Other income from loss share and purchased non-covered loans, net	2,976	1,501	1,983	3,197	2,270	3,194	2,155	3,689
Gains (losses) on investment securities	638	(56)	1	402	-	55	156	-
Gains on sales of other assets	1,727	899	1,555	1,397	1,425	2,431	1,974	3,110
Gains on merger and acquisition transactions	-	-	-	-	-	2,403	-	-
Other	925	787	822	988	962	1,192	1,251	1,021
Total non-interest income	$16,071	$12,964	$13,810	$15,710	$14,491	$18,848	$16,357	$18,987

Non-interest Expense:
Salaries and employee benefits	$14,597	$15,202	$14,052	$14,574	$15,040	$15,362	$15,694	$15,294
Net occupancy expense	4,301	3,522	3,878	3,650	4,105	4,160	4,514	4,370
Other operating expenses	12,398	10,106	10,168	8,549	9,028	9,860	8,455	9,669
Amortization of intangibles	504	509	509	509	509	509	568	568
Total non-interest expense	$31,800	$29,339	$28,607	$27,282	$28,682	$29,891	$29,231	$29,901

Allowance for Loan and Lease Losses:
Balance at beginning of period	$39,124	$39,136	$39,169	$38,632	$38,862	$38,672	$38,738	$38,422
Net charge-offs	(1,488)	(4,242)	(3,613)	(2,825)	(3,270)	(2,467)	(3,044)	(1,715)
Provision for loan and lease losses	1,500	4,275	3,076	3,055	3,080	2,533	2,728	2,666
Balance at end of period	$39,136	$39,169	$38,632	$38,862	$38,672	$38,738	$38,422	$39,373

Selected Ratios:
Net interest margin - FTE*	5.90%	6.05%	5.98%	5.84%	5.97%	5.84%	5.83%	5.56%
Efficiency ratio	50.75	48.09	47.73	45.35	47.00	46.25	46.76	46.34
Net charge-offs to average loans and leases*(1)	0.33	0.84	0.44	0.18	0.32	0.28	0.19	0.12
Nonperforming loans and leases to total loans and leases(2)	1.20	0.70	0.60	0.49	0.43	0.43	0.40	0.65
Nonperforming assets to total assets(2)	1.44	1.17	0.76	0.63	0.59	0.57	0.50	0.66
Allowance for loan and lease losses to total loans and leases(2)	2.11	2.08	2.04	1.96	1.90	1.83	1.78	1.61
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(2)	1.86	1.53	0.83	0.74	0.61	0.73	0.56	0.74

* Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Three Months Ended June 30,						Six Months Ended June 30,
	2013			2012			2013			2012
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$1,312	$2	0.84%	$1,361	$1	0.44%	$1,090	$10	1.81%	$1,094	$3	0.58%
Investment securities:
Taxable	141,836	1,183	3.34	82,434	705	3.44	147,097	2,468	3.38	84,170	1,420	3.39
Tax-exempt – FTE	349,878	5,921	6.79	337,208	6,127	7.31	343,284	11,681	6.86	343,573	12,644	7.40
Loans and leases – FTE	2,242,441	30,723	5.50	1,904,761	27,354	5.78	2,183,975	60,606	5.60	1,893,553	55,570	5.90
Purchased non-covered loans	34,864	724	8.33	3,137	68	8.72	37,373	1,713	9.24	3,617	155	8.62
Covered loans	515,547	11,480	8.93	732,038	15,668	8.61	542,675	24,344	9.05	756,503	32,362	8.58
Total earning assets – FTE	3,285,878	50,033	6.11	3,060,939	49,923	6.56	3,255,494	100,822	6.25	3,082,510	102,154	6.66
Non-interest earning assets	642,650			704,404			676,198			700,967
Total assets	$3,928,528			$3,765,343			$3,931,692			$3,783,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,654,637	$806	0.20%	$1,574,598	$1,138	0.29%	$1,660,156	$1,670	0.20%	$1,562,376	$2,515	0.32%
Time deposits of $100,000 or more	331,094	243	0.29	348,278	494	0.57	332,939	532	0.32	372,520	1,163	0.63
Other time deposits	404,408	325	0.32	455,629	679	0.60	415,499	718	0.35	475,043	1,548	0.66
Total interest bearing deposits	2,390,139	1,374	0.23	2,378,505	2,311	0.39	2,408,594	2,920	0.24	2,409,939	5,226	0.44
Repurchase agreements with customers	29,815	6	0.08	35,952	12	0.14	31,872	13	0.09	37,313	33	0.18
Other borrowings	286,719	2,684	3.75	285,210	2,691	3.79	283,755	5,332	3.79	292,142	5,391	3.71
Subordinated debentures	64,950	428	2.65	64,950	460	2.85	64,950	857	2.66	64,950	934	2.89
Total interest bearing liabilities	2,771,623	4,492	0.65	2,764,617	5,474	0.80	2,789,171	9,122	0.66	2,804,344	11,584	0.83
Non-interest bearing liabilities:
Non-interest bearing deposits	577,930			490,760			567,153			471,526
Other non-interest bearing liabilities	47,814			56,591			50,840			62,938
Total liabilities	3,397,367			3,311,968			3,407,164			3,338,808
Common stockholders’ equity	527,713			449,955			521,082			441,246
Noncontrolling interest	3,448			3,420			3,446			3,423
Total liabilities and stockholders’ equity	$3,928,528			$3,765,343			$3,931,692			$3,783,477

Net interest income – FTE		$45,541			$44,449			$91,700			$90,570
Net interest margin – FTE			5.56%			5.84%			5.68%			5.91%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217